Exhibit 10.1

NTELOS HOLDINGS CORP.

Phantom Share Agreement

Grantee:
Date of Grant:
PS Grant Number:
Number of Phantom Shares Granted:

1.
Notice of Grant. You are hereby granted pursuant to the NTELOS Holdings Corp. 2010 Equity and Cash Incentive Plan (the “Plan”) the above number of Phantom Shares of NTELOS Holdings Corp. (the “Company”), subject to the terms and conditions of the Plan and this Phantom Share Agreement (the “Agreement”). The Phantom Shares constitute an Incentive Award under the Plan and represent your right to receive the amounts set forth below at the time and on the terms and conditions set forth in this Agreement.

2.	Vesting of Phantom Shares.

a.
For so long as that certain Agreement and Plan of Merger, dated as of August 10, 2015, by and among Shenandoah Telecommunications Company (“Shentel”), Gridiron Merger Sub, Inc. and the Company (as amended from time to time, the “Merger Agreement”) has not been terminated, then the following provisions shall apply:

i.
Immediately prior to the Effective Time (as defined in the Merger Agreement), the Applicable Percentage (defined below) of the Phantom Shares (rounded up to the next whole Phantom Share) granted hereby shall immediately vest provided you remain employed by the Company until such time and, at the Effective Time, such vested Phantom Shares shall be converted, subject to Paragraph 8 below, into the right to receive the Merger Consideration (as defined in the Merger Agreement) at the Effective Time in accordance with the terms of the Merger Agreement (but no later than thirty (30) days after the Effective Time) as if you held that number of shares of Common Stock of the Company equal to the number of Phantom Shares that are vested at the Effective Time;

ii.
All Phantom Shares not vesting pursuant to clause (i) above shall be forfeited immediately prior to the Effective Time, and all Phantom Shares shall be forfeited on the termination of your employment with the Company prior to the Effective Time except as otherwise described below; and

iii.	The “Applicable Percentage” shall mean the percent which (a) the number of days elapsed from and after January 1, 2016 through and including the Effective Time, is of (b) 1,095.

b.
In the event that the Merger Agreement is terminated without the consummation of the merger having occurred, then, subject to the further provisions of this Agreement, all of the Phantom Shares shall instead become vested on the third anniversary of the Grant Date subject to your continued employment with the Company until such time, and such vested Phantom Shares shall be paid to you as described below. All Phantom Shares shall be forfeited on the termination of your employment with the Company prior to the third anniversary of the Grant Date except as otherwise described below.

c.
Notwithstanding any of the foregoing provisions, the following enhanced vesting provisions shall also apply to your Phantom Shares in the event your employment with the Company terminates under the circumstances described below before the Phantom Shares become vested as described above:

i.
In the event your employment with the Company is terminated (A) on account of your death or Disability (as defined in the Plan), (B) by the Company other than for Cause (as defined in the Plan), or (C) by you for Good Reason (as defined below), your Phantom Shares shall fully vest and become non-forfeitable immediately prior to your termination date.

ii.
You will not be entitled to receive the benefits of the enhanced vesting provisions if your employment terminates on account of your termination by the Company for Cause or your voluntary resignation other than for Good Reason. For purposes of this Agreement, “Good Reason” means your voluntary termination of employment with the Company other than on account of Cause, death or Disability and based on (1) the assignment to you of duties materially inconsistent with your position and status with the Company as they existed previously, or a substantial diminution in your title, offices or authority, or in the nature of your other responsibilities, as they existed previously; or (2) a material reduction by the Company in your base salary as in effect previously or as your salary may be increased from time to time, without your written consent; or (3) a material reduction by the Company in the target cash bonus opportunity payable to you under any incentive compensation plan(s), as it (or they) may be modified from time to time, in effect previously, or a failure by the Company to continue you as a participant in such incentive compensation plan(s) on a basis that is not materially less than your participation previously or to pay you the amounts that you would be entitled to receive in accordance with such plan(s); or (4) the Company requiring you to be based more than fifty (50) miles from the location where you were based previously, except for travel on the Company’s business that is required or necessary to performance of your job and substantially consistent with your business travel obligations previously. Additionally, you must give the Company notice of any event or condition that would constitute "Good Reason" within thirty (30) days of the event or condition which would constitute "Good Reason," and upon receipt of such notice the Company shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any termination of employment by you for "Good Reason" must occur within sixty (60) days after the period for remedying such condition or event has expired.

3.
Distributions/Dividends. While a Phantom Share remains “outstanding” pursuant to this Agreement, an amount equivalent to all distributions, if any, made on a share of Common Stock during such period shall be held by the Company without interest until the Phantom Share becomes vested and then paid to you or is forfeited, as the case may be. If and only if the Phantom Shares become vested and payable to you, the Company shall pay such accumulated distributions to you at the same time as the related Phantom Shares are paid to you, subject to Paragraph 8 below.

4.	Confidentiality and Non-Solicitation. By accepting this Agreement, you agree to be bound by the following confidentiality and non-solicitation restrictions:

a.
Confidentiality. You understand and acknowledge that during your employment with the Company, you have been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, you will not, during your employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with your employment by the Company. You will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company. At the end of your employment with the Company, you will surrender and return to the Company any and all Confidential Information in your possession or control, as well as any other Company property that is in your possession or control. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories: (a) trade secrets; (b) lists and other information about current and prospective customers; (c) plans or strategies for sales, marketing, business development, or system build-out; (d) sales and account records; (e) prices or pricing strategy or information; (f) current and proposed advertising and promotional programs; (g) engineering and technical data; (h) the Company’s methods, systems, techniques, procedures, designs, formula, inventions and know-how; (i) personnel information; (j) legal advice and strategies; and (k) other information of a similar nature not known or made available to the public or the Company’s competitors. “Confidential Information” shall also include any such information that you may prepare or create during your employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or Confidential Information.

b.
Non-Solicitation. While you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the foregoing acts. Additionally, while you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide any wireless telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company. Notwithstanding the foregoing, you shall not be deemed to have violated this section to the extent that you are in compliance with the corresponding non-solicitation provisions of your employment agreement, as in effect at the time of any determination.

c.
Breach of Covenants. In the event you breach any of foregoing confidentiality or non-solicitation restrictions, in addition to any contractual or common law right the Company may have against you, you will waive and forfeit any and all rights to any further benefits under this Agreement or under the Plan and you will repay the Company for the gross amount of any benefit you may have already received under this Agreement.

5.
Payment/Certificates. Upon vesting of the Phantom Shares other than immediately prior to the Effective Time as described in Paragraph 2.a.i. above, and no later than thirty (30) days thereafter, subject to Paragraph 8 below, the Company shall, in its sole discretion: (a) cause a certificate or certificates for shares of Common Stock to be issued in your name (the “Shares”); (b) cause to be paid to you an amount equal to the Fair Market Value of the Shares that would otherwise be issued to you; or (c) cause to be paid and issued to you a combination of cash and Shares which in combination equal the Fair Market Value of the Shares that would otherwise be issued to you; in each case converting each Phantom Share into the right to receive one share of the Common Stock of the Company or its equivalent Fair Market Value in cancellation of the Phantom Shares that have vested.

6.
Nontransferability of Phantom Shares. You may not sell, transfer, pledge, exchange, hypothecate or dispose of Phantom Shares in any manner other than by will or by the laws of descent and distribution or a valid qualified domestic relations order. A breach of these terms of this Agreement shall cause a forfeiture of the Phantom Shares.

7.
Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified materially adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

8.
Withholding of Tax. To the extent that the grant or vesting of a Phantom Share results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Subsidiary, which, with the consent of the Committee, may include withholding a number of Shares of Common Stock or cash that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the minimum amount of taxes to be withheld, you shall deliver to the Company or the Subsidiary such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law. No delivery of Shares of Common Stock or cash shall be made under this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

9.
Amendment. Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document. This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder. This Agreement is intended to be exempt from Section 409A of the Code as a short-term deferral. Notwithstanding the foregoing, however, the Company, each Subsidiary and their respective officers, employees, directors and agents shall not be responsible in the event this Agreement fails to comply with, or be exempt from, Section 409A of the Code.

10.	General. You agree that the Phantom Shares are granted under and governed by the terms and conditions of the Plan and this Agreement.
In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company or an Affiliate or Subsidiary.
The Company may impose any additional conditions or restrictions on the Phantom Shares or the payment of the Phantom Shares as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any Shares of Common Stock if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.
The Committee may amend the terms of this Agreement to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Agreement or the Plan shall be final and conclusive when made by the Committee.
Nothing in this Agreement shall confer on you the right to continue in the service of the Company or its Subsidiaries (or Shentel or its subsidiaries after the closing of the merger) or interfere in any way with the right of the Company or its Subsidiaries (and Shentel or its subsidiaries after the closing of the merger) to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company or its Subsidiaries (or Shentel or its subsidiaries after the closing of the merger), if such agreement or other relationship exists.

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Please sign and return a copy of this Agreement to ____________ designating your approval to the terms of this Agreement no later than ________.

NTELOS HOLDINGS CORP. _______________________________

GRANTEE
_______________________________ Signature